                                                                    Exhibit 12.1

                     National Restaurant Enterprises, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)


                                                                     Fiscal Year                                Six Months Ended
                                                 ----------------------------------------------------------------------------------
                                                                                                              June 26,    June 25,
                                                  1996        1997        1998       1999        2000           2000        2001
                                                  ----        ----        ----       ----        ----           ----        ----
Income (loss) before income taxes and
     extraordinary item                          $(4,498)    $(2,399)    $ 3,757    $ 2,152     $(26,189)    $(3,800)      $(18,248)
Add interest expense                              12,028      13,852      16,556     20,655       21,595      10,838         11,127
Add amortization of deferred financing costs         898         159         431        311          391         193            198
Add portion of rents                               4,690       5,556       7,046      9,333        9,898       4,857          5,216
                                                 -------     -------     -------    -------     --------     -------       --------
Earnings                                         $13,118     $17,168     $27,790    $32,451      $ 5,695     $12,088        $(1,707)
                                                 -------     -------     -------    -------     --------     -------       --------
Interest expense                                 $12,028     $13,852     $16,556    $20,655      $21,595     $10,838        $11,127
Amortization of deferred financing costs             898         159         431        311          391         193            198
Portion of Rents                                   4,690       5,556       7,046      9,333        9,898       4,857          5,216
                                                 -------     -------     -------    -------     --------     -------       --------
Fixed charges                                    $17,616     $19,567     $24,033    $30,299      $31,884     $15,888        $16,541
                                                 -------     -------     -------    -------     --------     -------       --------
Ratio of earnings to fixed charges                   0.7         0.9         1.2        1.1          0.2         0.8           (0.1)
-----------------------------------------------------------------------------------------------------------------------------------
Base Rent                                         15,178      17,979      22,802     30,204       32,033      15,718         16,880
% Interest                                         30.90%      30.90%      30.90%     30.90%       30.90%      30.90%         30.90%
                                                 -------     -------     -------    -------     --------     -------       --------
Portion of Rents                                   4,690       5,556       7,046      9,333        9,898       4,857          5,216
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